Exhibit 99

DATE: April 26, 2006
CONTACT:	Donald V. Rhodes
	Chairman and Chief Executive Officer	(360) 943-1500

HERITAGE FINANCIAL CORPORATION OF OLYMPIA, WASHINGTON

ANNOUNCES FIRST QUARTER 2006 EARNINGS

All share and per share amounts included within this release have been restated where appropriate to reflect the 5% stock dividend declared September 15, 2005 and distributed on October 14, 2005.

1ST QUARTER RESULTS

•	1st Quarter Earnings Basically Unchanged versus 1st Quarter of Last Year due to Modest Loan Growth and Expenses Associated with Planned Expansion Initiatives.

•	Heritage Bank Expands Market Presence with new Branch in Sumner in February of this year.

•	The Company Signed a Definitive Agreement to Acquire Western Washington Bancorp, Inc. and its wholly owned subsidiary, Washington State Bank, N.A. Located in Federal Way in January of this year.

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ: HFWA) Donald V. Rhodes, Chairman and CEO of Heritage Financial Corporation (“Company”) today reported that diluted earnings per share for the first quarter ended March 31, 2006 were $0.399 versus $0.403 for the quarter ended March 31, 2005. Actual earnings for the first quarter ended March 31, 2006 were $2,564,000 compared to $2,563,000 for the first quarter in 2005. Earnings per share for both periods reflect the effect of the 5% stock dividend paid in 2005.

Return on average equity was 15.20% for the quarter ended March 31, 2006 versus 16.51% for the quarter ended March 31, 2005. The Company’s capital position was 9.04% of total assets as of March 31, 2006, up from 8.86% at March 31, 2005. Average equity for the quarter ended March 31, 2006 increased to $68,435,000 from $62,961,000 for the quarter ended March 31, 2005. Book value per share at March 31, 2006 increased to $10.83 from $9.94 at March 31, 2005 and tangible book value per share at March 31, 2006 increased to $9.77 from $8.88 at March 31, 2005.

Total assets increased $49.5 million or 7.0% to $752.5 million at March 31, 2006 from the March 31, 2005 total of $703.0 million and were up $1.4 million from the December 31, 2005 total of $751.2 million. Net loans (loans receivable less allowance for loan losses and excluding loans held for sale) increased $51.6 million or 8.6% to $651.8 million at March 31, 2006 from $600.2 million at March 31, 2005 and were also up $8.3 million or 1.3% from the December 31, 2005 total of $643.5 million. While loan growth was relatively flat in the first quarter of this year, we are cautiously optimistic about the current strength in our loan pipeline, particularly with respect to traditional Commercial & Industrial (C&I) business. Our focus has been and will continue to be on C&I business. Total deposits increased $51.2 million or 8.4% to $660.5 million at March 31, 2006 from $609.3 million at March 31, 2005 and were up $24.0 million or 3.8% from $636.5 million at December 31, 2005.

Mr. Rhodes stated, “We have begun this year with flat earnings and loan growth, but we are optimistic that our current pipeline of business, approximately 80% of which is variable rate, will enable us to meet our income growth goals for the year. We could have aggressively grown our loan portfolio if we had been willing to book ten year fixed rate commercial real estate deals. We believe the low rates on those kinds of loans, driven in large part by competition from non-traditional or “conduit” lenders, are simply not adequate to compensate us for the credit and interest rate risk we would have to incur.” Mr. Rhodes added, “We are also expanding our geographical footprint. We opened a branch in Sumner, Washington located in East Pierce County and we have agreed to acquire Western Washington Bancorp, located in the South King County community of Federal Way. Both of these locations will enable us to better serve our existing customer base and expand upon it. Upon completion of the Western Washington Bancorp acquisition, the Company’s total assets will be approximately $800 million and we will have 20 branches serving four counties in Western Washington and two counties in Central Washington.”

Net interest income before the provision for loan loss was $8,485,000 for the quarter ended March 31, 2006 compared to $8,323,000 for the quarter ended March 31, 2005, an increase of 1.9%. The modest increase in net interest income is the result of a declining margin due to increased funding costs associated with a flat yield curve and slow loan growth in the first quarter of this year. Interest income increased by $1,742,000 or 16.4% to $12,370,000 for the three months ended March 31, 2006 from $10,628,000 for the same period last year while interest expense for the three months ended March 31, 2006 increased by $1,580,000 or 68.5% to $3,885,000 from $2,305,000 for the same period last year.

The Company’s net interest margin (net interest income before provision for loan loss divided by average earning assets) was 4.96% for the quarter ended March 31, 2006 compared to 5.17% for the quarter ended March 31, 2005. This is the first quarter that the Company’s margin has been below 5.00% since the second quarter of 2001 when it was at 4.89%. We believe that our margin continues to compare favorably to our commercial banking peers. Nonetheless, margin will be a challenge for us this year. Short-term interest rates have increased at a much faster pace than longer-term interest rates over the last several months and the result has been a narrowing of our net interest margin. While the Company continues to focus on increasing our asset sensitivity through the development of variable rate C&I business and growing our non-interest bearing deposit totals, a continuation of a “flat” yield curve and a very competitive business environment will have the effect of reducing our net interest margin further.

The Company’s asset quality remains strong and on a par with other West Coast publicly traded commercial banks. Nonperforming assets at March 31, 2006 were $1,752,000 (0.23% of total assets), an increase of $1,307,000 from $445,000 (0.06% of total assets) at March 31, 2005. The increase in nonperforming assets is primarily due to the addition of one loan and one OREO asset. The loan is to an operating company that we are monitoring closely and which we do not expect to incur a loss. We are currently in negotiations to sell the OREO asset without a loss. The Company’s nonperforming assets to total assets ratio of 0.23% at March 31, 2006 is five basis points lower than the December 31, 2005 average ratio of 0.28% for West Coast publicly traded commercial banks as monitored by D.A. Davidson and Company.

The loan loss provision of $140,000 in the first quarter of 2006 was lower by $25,000 than the $165,000 provided in the first quarter of 2005. The reduced provision was the result of flat loan demand and net recoveries in the first quarter of 2006 of $119,000 versus net charge offs of $589,000 in the first quarter of 2005. Loan loss reserves as a percent of total loans increased to 1.33% at March 31, 2006 from 1.29% at March 31, 2005. Based on our assessment of loan quality, the Company believes that its reserve for loan losses is at an appropriate level under current economic conditions.

Noninterest income was up $295,000 or 20.0% to $1,771,000 for the quarter ended March 31, 2006 compared to $1,476,000 for the quarter ended March 31, 2005. The increase was primarily from Services Charges on Deposits (up $147,000 or 24.9%) and Merchant Visa Income (up $84,000 or 17.2%).

Brian Vance, President of Heritage Financial Corporation and President and Chief Executive Officer of Heritage Bank, noted, “Our focus at Heritage over the past several months has been on building franchise value with various growth initiatives. This strategy is consistent with our overall five-year strategic plan, and it has had the effect of increasing expenses. However, we also believe these strategies will enhance future shareholder value. We have added three seasoned commercial lenders to Heritage Bank’s business banking centers; we have opened our first branch in East Pierce County in the community of Sumner; and the Company announced the signing of a definitive agreement to acquire Washington State Bank, N.A. in Federal Way, marking our first entry into South King County. Washington State Bank is a single unit bank, which will be merged into Heritage Bank following closing. We have challenges ahead of us as well, with a declining margin and the prospect of a flat yield curve for at least the next few months. However, with the growth initiatives that we have announced and with the capable professional team that we have at Heritage, I am confident of our continued success.”

Noninterest expense was $6,285,000 for the quarter ended March 31, 2006 compared to $5,826,000 for the quarter ended March 31, 2005, an increase of $459,000 or 7.9%. Salaries and benefits increased by $360,000 or 11.8% primarily as a result of new loan officer hires in the second half of last year and in this year’s first quarter. Our most recent hire was a seasoned lender to lead the commercial lending effort out of our new Sumner Branch, which opened in February of this year. With the adoption of Statement of Financial Accounting Standards No. 123(R), this year’s 1st quarter compensation expense also included option expenses of $90,000 pre-tax and $86,000 after-tax. In addition to the commercial lending officers, we added mortgage banking lenders in the latter half of the year as well. We believe that the addition of the commercial lending officers, the expansion of our mortgage banking team, the opening of the Sumner branch and the recently announced acquisition of Washington State Bank, N.A (expected to close in the second quarter of this year) will lead to greater asset and revenue growth this year and in the future. Merchant Visa expense increased by $65,000, or 17.2%, in line with increases in Merchant Visa income.

The Company’s efficiency ratio increased to 61.28% for the quarter ended March 31, 2006 from 59.46% for the quarter ended March 31, 2005. The increase is a result of the increased expenses incurred to hire new lending staff and the opening of the Sumner branch coupled with slower than anticipated loan growth in the first quarter of this year.

On January 25, 2006, the Company announced that the Board of Directors had authorized an eighteen-month extension to its eighth share buyback program to purchase and retire an additional five percent (5%) of the Company’s outstanding shares, or approximately 310,000 shares. At March 31, 2006, approximately 223,000 shares remain to be purchased under the eighth program. During the quarter ended March 31, 2006, our repurchase activity continued light with the Company purchasing only 105 shares, in privately negotiated transactions, at an average price of $24.50. Through March 31, 2006, Heritage has repurchased 5,935,138 shares, or approximately 52.1% of the total shares outstanding as of March 31, 1999, at an average price of $12.15.

On March 23, 2006, the Company declared a dividend of 19.5 cents per share payable on April 28, 2006 to shareholders of record on April 17, 2006, an increase of 0.5 cents from the prior quarter’s dividend of 19.0 cents per share. This is the thirty-third consecutive quarterly dividend to be paid and the thirty-second consecutive quarterly increase of 0.5 cents.

Heritage Financial Corporation is a $750 million bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, and Mason Counties in the South Puget Sound region of Washington through its thirteen full service banking offices and its Internet Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full service banking offices and its Internet Website www.CVBankwa.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

This release includes statements concerning future performance, developments, or events; expectations for growth and market forecasts; and other guidance on future periods. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, risks associated with acquisition of other banks and opening new branches, the ability to control costs and expenses, and general economic conditions. These factors could affect the Company’s financial results. Additional information on these and other factors are included in the Company’s filings with the Securities and Exchange Commission.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF CONDITION

(Dollar amounts in thousands, except per share amounts; unaudited)

	March 31, 2006	December 31, 2005	March 31, 2005
Loans held for sale	$296	$263	$438
Loans receivable	660,521	652,034	608,120
Allowance for loan losses	(8,755)	(8,496)	(7,871)

Net loans	651,766	643,538	600,249
Fed funds sold	—	—	400
Investments and interest earning deposits	45,280	48,852	48,955
Goodwill	6,640	6,640	6,640
Other assets	48,565	51,859	46,317

Total assets	$752,547	$751,152	$702,999

Deposits	$660,535	$636,504	$609,302
Borrowings	15,200	39,900	25,400
Other liabilities	8,801	8,628	5,981
Stockholders’ equity	68,011	66,120	62,316

Total liabilities and equity	$752,547	$751,152	$702,999

Other Data
At period end:
Nonaccrual loans	$1,383	$836	$445
Other real estate owned	369	371	—

Nonperforming assets	$1,752	$1,207	$445
Allowance for loan losses to:
Loans	1.33%	1.30%	1.29%
Nonperforming loans	633.04%	1,016.27%	1,770.26%
Nonperforming assets to total assets	0.23%	0.16%	0.06%
Equity to assets ratio	9.04%	8.80%	8.86%
Book value per share	$10.83	$10.57	$9.94
Tangible book value per share	$9.77	$9.51	$8.88

HERITAGE FINANCIAL CORPORATION

CONDENSED INCOME STATEMENTS

(Dollar amounts in thousands, except per share and share amounts; unaudited)

	Three Months Ended March 31,
	2006	2005
Interest income	$12,370	$10,628
Interest expense	3,885	2,305

Net interest income	8,485	8,323
Provision for loan losses	140	165
Noninterest income	1,771	1,476
Noninterest expense	6,285	5,826

Income before income taxes	3,831	3,808
Federal income taxes	1,267	1,245

Net income	$2,564	$2,563

Earnings per share:
Basic	$0.413	$0.413
Diluted	$0.399	$0.403
Performance Ratios (1):
Net interest margin	4.96%	5.17%
Efficiency ratio (2)	61.28%	59.46%
Return on average assets	1.40%	1.48%
Return on average equity	15.20%	16.51%
Weighted Average Common Shares Outstanding:
Basic	6,202,985	6,198,806
Diluted	6,430,198	6,361,066

(1)	Ratios are calculated on an annualized basis.

(2)	Recurring noninterest expense divided by the sum of net interest income and noninterest income representing the amount of expense required to produce one dollar of revenue.